-""'ARGO GROUP PRIVILEGED AND CONFIDENTIAL August 2, 2022 Jessica Snyder Dear Jessica, Congratulations, I am pleased to confirm our conditional offer of employment on behalf of Argonaut Management Services, Inc. (AMSI), as the President, U.S. Insurance working remotely in Iowa. This employment offer is valid until August 4, 2022 and is contingent upon the satisfactory successful completion of certain requirements as explained in this letter, including a background check, credit check, and reference check, and verification of your right to work in the United States. In addition, this offer is contingent on the approval of the Board of Directors of Argo Group Holdings International, Ltd. You will report to Thomas Bradley, Executive Chairman and CEO. Compensation As the President, US Insurance you will be classified as exempt, which means you are not eligible for overtime pay. You will be paid an annualized salary of $700,000.00, payable in accordance with AMSl's standard payroll practices and subject to all withholdings and deductions as required or permitted by applicable law. Paydays are every other Friday. Our executives are expected to manage time off appropriately, while meeting business objectives timely. In addition to company provided fixed holidays, bereavement leave, jury duty or court appearances, and military leave, you will be eligible to take paid time off annually for vacation, religious holidays, ethnic days of significance, illness or other covered reasons under an applicable state or local paid sick leave law, medical appointments, to care for an ill family member, for personal business and other needs which may require time off from work during normal work hours. You are eligible to participate in Argo's Annual Incentive Compensation Plan ("AIP") at a target participation rate equal to 100% of your annual base salary, subject to the eligibility and other provisions of the applicable plan. Awards pursuant to the AIP are based on achievement of financial, operational, and individual goals, and are therefore not guaranteed, and any such discretionary award may be lower or higher than your target amount. These awards, if any, will be subject to all applicable taxes and withholdings. You will be eligible to participate in the 2022 plan, which will be paid, as appropriate, in March of the following plan year. Any AIP award will be prorated for fiscal year 2022. You must be actively employed with the expectation of continued employment at the time the award is paid. If your start date is after October 1st, you are eligible to participate in the following fiscal year plan, which will be paid, as appropriate, in March of the next year. Address: 225 W. Washington St., 24th Floor Chicago, IL 60606 Telephone: 312.849.6900 800.422.9120 toll free Web: www.argogroup.com Exhibit 10.39